Exhibit 99.1

SETH W. HAMOT and ANDREW R. SIEGEL	*	IN THE

Plaintiffs	*	CIRCUIT COURT

v.	*	FOR

TELOS CORPORATION	*	BALTIMORE CITY

Defendant	*	Part 20

	*	Case No.: 24-C-07-005603

* * * * * * * * * * *	*	* * * * * * * * *

TELOS CORPORATION	*

Counter-Plaintiff	*

v.	*

SETH W. HAMOT and ANDREW R. SIEGEL	*

Counter-Defendants	*

***********************************************************************************************************

O R D E R

The Court, having heard from counsel for the parties in open court regarding scheduling and other matters related to defendant/counter-plaintiff Telos Corporation’s (“Telos”) motion for preliminary injunction and motion for a protective order and for amendment of the amended preliminary injunction order against plaintiffs/counter-defendants Seth Hamot (“Hamot”) and Andrew Siegel (“Siegel”), hereby enters the following Order to preserve the status quo until a hearing may be conducted on Telos’ motion for preliminary injunction:

1.	The Court will conduct a full adversary hearing on Telos’ motion for preliminary injunction on June 2, 2008, at 9:30 a.m.

2.	Until such time as the Court may conduct a hearing on and resolve Telos’

motion for preliminary injunction, Hamot and Siegel shall cease, desist and refrain from any and all direct or indirect, verbal or written, contact or communication with Telos’ past, current or future auditors, including without limitation Goodman & Company, LLP, (“Goodman”) and the Reznick Group (“Reznick”), acting either singly or in concert with others, and either directly with any such auditors and/or with their agents or employees. This Order shall not preclude Hamot and Siegel, or counsel acting on their behalf or on behalf of Costa Brava Partnership III, L.P. (“Costa Brava”), from having contact with counsel for Goodman regarding post-trial motions, appeal or settlement discussions in the action filed by Costa Brava against Goodman in the Circuit Court for Fairfax County, Virginia (“the Virginia action”), provided, however, that such contacts shall not seek, request or demand the withdrawal or modification of any audit opinions issued by Goodman for Telos.

3.	The parties shall be allowed to conduct limited discovery as approved by the Court prior to the June 2 hearing, which shall be related solely to Telos’ motion for preliminary injunction. No other discovery shall be sought or conducted, including but not limited to the subpoena served by Hamot and Siegel on Reznick on April 16, 2008, until the Court has heard and resolved Telos’ motion for preliminary injunction.

4.	Hamot and Siegel shall serve any requests for discovery upon Telos related to Telos’ motion for preliminary injunction by no later than 12:00 noon on Friday, May 2, 2008. Telos shall serve its objections to any such discovery requests by 12:00 noon on Monday, May 5, 2008. The Court will conduct a telephone conference with counsel for the parties at 5:00 p.m. on Monday, May 5, 2008, regarding any disputes that may arise regarding discovery requests served by Hamot and Siegel.

5.	The Court reserves its ruling on Telos’ motion for a protective order and for amendment of the amended preliminary injunction order in this case until a later date.

6.	Counsel shall consult and submit to the Court within thirty (30) days a proposed scheduling order with respect to the plaintiffs’ claims in the second amended complaint and defendant’s counterclaims.

7.	Defendant’s motion to seal pleadings and exhibits concerning its request for a preliminary injunction and its counterclaims is RESERVED until 5:00 p.m. on May 2, 2008.

/s/ Albert J. Matricciani, Jr.
ALBERT J. MATRICCIANI, JR.
Judge
May 1, 2008
cc:	Leslie D. Hershfield, Esquire
Matthew F. Davis, Esquire
Ava E. Lias-Booker, Esquire
Sean F. Murphy, Esquire
Thomas M. Beshere, Esquire

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